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Exhibit (a)(1)(i)

        OFFICEMAX INCORPORATED

Offer to Purchase for Cash
Up to 23,500,000 Shares of its Common Stock
(including the Associated Common Stock Purchase Rights)
at a Purchase Price not Greater Than $34.00 Nor Less Than $30.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, APRIL 28, 2005, UNLESS EXTENDED.

        OfficeMax Incorporated, a Delaware corporation ("Company," "OfficeMax," or "we"), hereby offers to purchase, for cash, up to 23,500,000 shares of our common stock and the associated common stock purchase rights at a price not greater than $34.00 nor less than $30.00 per share, net to the seller, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. This Offer to Purchase and the related Letter of Transmittal, as amended or supplemented from time to time, constitute the tender offer.

        We changed our name from Boise Cascade Corporation to OfficeMax Incorporated on November 4, 2004. Stock certificates bearing the name Boise Cascade Corporation represent shares of OfficeMax Incorporated.

        On the terms and subject to the conditions of the tender offer, we will determine a single per share price, not greater than $34.00 nor less than $30.00 per share, net to the seller in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price within the price range specified above that will allow us to buy 23,500,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares in the tender offer at the same price. Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly following the expiration of the tender offer. We reserve the right, in our sole discretion, to purchase more than 23,500,000 shares in the tender offer, up to an additional 2% of our outstanding shares (approximately 1,875,000 shares) without extending the tender offer, subject to applicable Securities and Exchange Commission ("SEC") rules. See Section 1.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

        Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 11.

        Our shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "OMX." On March 29, 2005, the last full trading day prior to commencement of the tender offer, the last reported sale price of our shares of common stock on the NYSE Composite Tape was $33.21 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR ANY OF OUR DIRECTORS, GOLDMAN, SACHS & CO., THE DEALER MANAGER, WELLS FARGO SHAREOWNER SERVICES, THE DEPOSITARY, D.F. KING & CO., INC., THE INFORMATION AGENT, OR STATE STREET BANK AND TRUST COMPANY, THE CUSTODIAN AND TRUSTEE OF THE OFFICEMAX SAVINGS PLAN ("TRUSTEE"), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISORS.

The Dealer Manager for this tender offer is:

Goldman, Sachs & Co.

March 30, 2005

IMPORTANT

        If you want to tender all or part of your shares (other than equivalent shares held on your behalf in the OfficeMax Savings Plan (the "401(k) Plan")), you must do one of the following before the tender offer expires:

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  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

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  If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo Shareowner Services, the Depositary for the tender offer.

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  If you are an institution participating in The Depository Trust Company, which we refer to as the Book-Entry Transfer Facility, you must tender your shares according to the procedure for book-entry transfer described in Section 3.

        If you want to tender your shares but you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        If you are a participant in the 401(k) Plan and want to tender all or part of your shares held in the plan, you must follow the separate procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the plan enclosed with this Offer to Purchase for instructions (see the green "Letter to Participants in the OfficeMax Common Stock Fund of the OfficeMax Savings Plan").

        If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered at Price Determined in the Tender Offer" in the section captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered" in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $30.00 per share.

        Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers included on the back cover page of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and related materials may be obtained from the Information Agent.

        We are not making the tender offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to shareholders in any such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSTARY, THE TRUSTEE OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

        We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        OfficeMax is offering to purchase up to 23,500,000 shares of its common stock and the associated common stock purchase rights. No separate consideration will be paid for these rights. See Section 1.

What is the purpose of the tender offer?

        The tender offer is an element of our overall plan to change the business focus of the Company and to return excess capital to our shareholders. In 2004, when we announced that we completed the sale of our paper, forest products and timberland assets, we indicated our intention to return part of the proceeds to holders of our common and preferred stock, either in the form of dividends or through stock repurchases. The tender offer also provides an opportunity for our shareholders who wish to receive cash for all or a portion of their shares to do so efficiently. See Section 2.

What are the "associated common stock purchase rights"?

        Each time we issue a share of common stock, we issue one common stock purchase right to the holder of the share of common stock. These associated common stock purchase rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares of common stock and they automatically trade with the associated common stock. Unless the context otherwise requires, all references to shares include the associated common stock purchase rights, and, unless these rights are redeemed prior to the expiration of the tender offer, a tender of shares will include a tender of the associated rights. See Section 8 for a description of the rights and the agreement under which the rights were issued.

How many shares will you purchase in the tender offer?

        We will purchase 23,500,000 shares in the tender offer (representing approximately 25% of our outstanding common stock) or such lesser number of shares as are properly tendered and not properly withdrawn. If more than 23,500,000 shares are tendered, we will purchase the shares tendered at or below the purchase price on a pro rata basis, except for "odd lots" (lots held by beneficial owners of less than 100 shares), which we will purchase on a priority basis, and shares tendered conditionally whose condition was not met, which we will not purchase (except as described in Section 6). We expressly reserve the right to purchase additional shares in the tender offer, up to an additional 2% of our outstanding shares (approximately 1,875,000 shares) without extending the tender offer, subject to applicable SEC rules. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions. See Section 7.

What will happen if more than 23,500,000 shares are tendered at or below the purchase price?

        If the tender offer is over-subscribed, we will purchase shares:

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  first, from all holders of "odd lots" of less than 100 shares (not including any equivalent shares held in our 401(k) Plan) who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

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  second, on a pro rata basis, from all other shareholders who properly tender shares at or below the purchase price selected by us (except for shareholders who tendered conditionally as described in Section 6 and whose condition was not satisfied); and

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  third, only if necessary to permit us to purchase 23,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules), from holders who have tendered shares at or below the purchase price conditionally (but whose condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

        We are conducting the tender offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the tender offer is $30.00 to $34.00 per share. We will select the lowest purchase price that will allow us to buy 23,500,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares tendered at prices above the purchase price selected by us. If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered at Price Determined in the Tender Offer" in the section captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered" in the Letter of Transmittal indicating that you will accept the purchase price selected by us. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $30.00 per share. If we purchase your shares in the tender offer, we will pay you the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and Section 1.

How will OfficeMax pay for the shares?

        Assuming we purchase 23,500,000 shares in the tender offer at the maximum specified purchase price of $34.00 per share, $799 million will be required to purchase such shares. We expect that the maximum aggregate cost of the tender offer, including all fees and expenses applicable to the tender offer, will be approximately $808 million. We anticipate that we will obtain the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, by using cash on hand and, if necessary, by drawing on available lines of credit. See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the tender offer expires. The tender offer will expire on Thursday, April 28, 2005, at 5:00 p.m., New York City time, unless we extend the tender offer. See Section 1. We may choose to extend the tender offer at any time and for any reason. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. See Section 1 and Section 15.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely such party has an earlier deadline for you to act to instruct the party to accept the tender offer on your behalf. We urge you to contact the broker, dealer, commercial trust company or other nominee to find out its deadline.

        If you are a participant in our 401(k) Plan, you must return the yellow Trustee Direction Form to the Depositary, no later than 5:00 p.m., New York City time, on Monday, April 25, 2005. See Section 3.

Can the tender offer be extended, amended or terminated, and under what circumstances?

        Yes. We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 15. We can terminate the tender offer under certain circumstances. See Section 7.

How will I be notified if you extend the tender offer or amend the terms of the tender offer?

        If we extend the tender offer we will issue a press release announcing the extension and the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 15.

Are there any conditions to the tender offer?

        Yes. Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration date, including, but not limited to:

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  No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the tender offer.

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  No commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

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  No material change in the price of our common stock or in the price of equity securities generally and no adverse changes in the United States stock markets or credit markets shall have occurred during the tender offer.

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  No one shall have proposed, announced or made a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us or our common stock.

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  No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the tender offer.

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  No one (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding common stock (other than as publicly disclosed in a filing with the SEC prior to the commencement of the tender offer). In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding common stock. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

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  No reasonable likelihood shall exist that our purchase of the common stock in the tender offer will cause our common stock to be delisted from the NYSE or be eligible for deregistration under the Exchange Act. See Section 7.

How do I tender my shares (other than equivalent shares held in our 401(k) Plan)?

        If you want to tender all or part of your shares (other than equivalent shares held on your behalf in the 401(k) Plan), you must do one of the following before 5:00 p.m., New York City time, on Thursday, April 28, 2005, or any later time and date to which the tender offer may be extended:

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  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

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  If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo Shareowner Services, the Depositary for the tender offer.

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  If you are an institution participating in the Book-Entry Transfer Facility, you must tender your shares according to the procedure for book-entry transfer described in Section 3.

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  If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

        You may contact the Information Agent, the Dealer Manager or your broker or other financial or tax advisors for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do participants in our 401(k) Plan tender their shares?

        If you are a participant in our 401(k) Plan, and want to tender all or part of the equivalent shares held in your 401(k) Plan account, you must follow the separate instructions and procedures described in Section 3, including returning the yellow Trustee Direction Form to the Depositary, no later than 5:00 p.m., New York City time, on Monday, April 25, 2005. Your equivalent shares on a particular day are approximately equal to the total market value of your OfficeMax Common Stock Fund (the "Common Stock Fund") balance divided by the closing market price per share of our common stock on that day. Please note that the number of equivalent shares so determined is approximate as the Common Stock Fund holds a small percentage of the portfolio in cash for liquidity purposes. If the Depositary has not received your completed yellow Trustee Direction Form at least four business days prior to the expiration date of the tender offer, the Trustee will not tender any shares held on your behalf. See Section 3 and the instructions in the green "Letter to Participants in the OfficeMax Common Stock Fund of the OfficeMax Savings Plan."

Can I change my mind after I have tendered shares in the tender offer?

        Yes. You may withdraw any shares you have tendered (other than equivalent shares held on your behalf in the 401(k) Plan) at any time before 5:00 p.m., New York City time, on Thursday, April 28, 2005, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after Wednesday, May 25, 2005. See Section 4.

        If you are a participant in the 401(k) Plan, you may withdraw any equivalent shares held in your 401(k) Plan account that you have tendered by submitting a new Trustee Direction Form no later than 5:00 p.m., New York City time, on Monday, April 25, 2005, unless we extend the offer, in which case you can withdraw your equivalent shares until 5:00 p.m. on the fourth business day prior to the expiration of the tender offer as extended. If we have not accepted for payment the equivalent shares you have tendered to us, you may also withdraw your shares at any time after Wednesday, May 25, 2005. See Instruction 7 in the green "Letter to Participants in the OfficeMax Common Stock Fund of the OfficeMax Savings Plan."

How do I withdraw shares I previously tendered?

        You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. Participants in our 401(k) Plan who wish to withdraw their shares must follow the instructions found in the green "Letter to Participants in the OfficeMax Common Stock Fund of the OfficeMax Savings Plan" sent to them separately. See Section 4.

What do OfficeMax and its Board of Directors think of the tender offer?

        Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Depositary, the Information Agent or the Trustee makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. You should discuss whether to tender your shares with your broker or other financial or tax advisors. See Section 2.

Will OfficeMax directors and executive officers tender shares in the tender offer?

        No. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 11.

What will happen if I don't tender my shares?

        Upon the completion of the tender offer, non-tendering shareholders will have a greater percentage interest in our outstanding common stock, subject to our right to issue additional shares of common stock and other equity securities in the future. See Section 2 and Section 12.

        The value of your shares could be affected by numerous factors, including any change in the strategic business path of the Company.

Following the tender offer, will you continue as a public company?

        Yes. The completion of the tender offer according to its terms and conditions will not cause OfficeMax to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See Section 7 and Section 12.

When and how will you pay me for the shares I tender?

        We will pay the purchase price, in cash, without interest, for the shares we purchase. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the

Depositary promptly after the expiration of the tender offer. The Depositary will act as your agent and will transmit to you (or, in the case of participants in the 401(k) Plan, to the Trustee for deposit in the appropriate plan account) the payment for all of your shares accepted for payment promptly after the expiration date of the tender offer. See Section 1 and Section 5.

What is the recent market price of my shares?

        On March 29, 2005, the last full trading day prior to commencement of the tender offer, the last reported sale price of our common stock on the NYSE Composite Tape was $33.21. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?

        If you are a registered shareholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or a bank, we urge you to consult your broker or bank to determine whether any transaction costs are applicable. See the Introduction, Section 3 and Section 16.

What are the United States federal income tax consequences if I tender my shares?

        Generally, your receipt of cash from us in exchange for the shares you tender will be a taxable transaction for United States federal income tax purposes. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution which will be taxable as a dividend to the extent of our earnings and profits. If paid to non-corporate taxpayers, this dividend may be eligible for a reduced federal rate of taxation of 15% or less. See Section 14. Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 14.

Will I have to pay any stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom can I talk to if I have questions?

        The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is D.F. King & Co., Inc. and the Dealer Manager is Goldman, Sachs & Co. Their contact information appears on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase and other tender offer documents from the Information Agent.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase contains or incorporates by reference not only historical information, but also forward-looking statements. Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects, are forward-looking statements. You can identify these statements by our use of words such as "may," "will," "expect," "believe," "should," "plan," "anticipate" and other similar expressions. You can find examples of these statements throughout this Offer to Purchase, including the Summary Term Sheet and the section under the caption "Certain Information Concerning Us." We cannot guarantee that our actual results will be consistent with the forward-looking statements we make in this Offer to Purchase. Inherent risks and uncertainties that could cause our actual results to differ materially from those we project include:

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  Intense competition in our markets could harm our ability to achieve or maintain profitability; some of our competitors have greater financial resources than we do.

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  We may be unable to open and remodel stores successfully.

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  Changes in economic conditions, including levels of unemployment, may adversely influence our operating results.

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  Our quarterly operating results are subject to fluctuation.

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  Our operating results may be adversely affected if we are unable to attract and retain key personnel.

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  We cannot ensure that the transition of services from Boise Cascade, L.L.C. will go smoothly.

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  We have more indebtedness than do some of our key competitors, which could adversely affect our cash flows, business and ability to fulfill our debt obligations.

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  We cannot ensure our efforts in integrating and coordinating our existing contract stationer operations with the retail operations acquired in late 2003 will be successful.

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  We retained responsibility for certain liabilities of the paper, forest products and timberland businesses we sold.

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  Our continued equity interest in affiliates of Boise Cascade, L.L.C. subjects us to the risks associated with the paper and forest products industry.

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  We cannot predict the outcome of several lawsuits that have been filed or threatened by shareholders alleging violations of the Exchange Act.

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  We may encounter difficulty in attracting and retaining key personnel, including a chief executive officer and a chief financial officer.

        We do not assume an obligation to update any forward-looking statement. For a more detailed discussion of these risks, see the information under the heading "Cautionary and Forward-Looking Statements" in our Annual Report on Form 10-K for 2004 filed with the Securities Exchange Commission.

INTRODUCTION

To the Holders of our Common Stock:

        We invite our shareholders to tender up to 23,500,000 shares of our common stock, $2.50 par value per share, for purchase by us at a price not greater than $34.00 nor less than $30.00 per share, net to the seller in cash, without interest, on the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. All shares tendered and purchased in this tender offer will include the tender and purchase of the associated common stock purchase rights issued pursuant to the shareholder rights plan described in Section 8 and, unless the context otherwise requires, all references in this document to shares include the associated common stock purchase rights.

        The tender offer will expire at 5:00 p.m., New York City time, on Thursday April 28, 2005, unless extended (we will refer to such date and time, as they may be extended, as the "expiration date").

        Taking into account the total number of shares tendered and the prices specified by tendering shareholders, we will select the lowest purchase price, not greater than $34.00 nor less than $30.00 per share, that will allow us to buy 23,500,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares in the tender offer at the same purchase price. We will only purchase shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. We will not purchase shares tendered at prices greater than the purchase price. In addition, we will not purchase some shares tendered at or below the purchase price if the offer is oversubscribed and we are required to prorate. Similarly, we will not purchase conditionally tendered shares if their condition is not met, except as described in Section 6. Shares not purchased in the tender offer will be returned to the tendering shareholders (or, if applicable, to the 401(k) Plan) at our expense promptly after the expiration of the tender offer. See Section 1.

        We reserve the right, in our sole discretion, to purchase more than 23,500,000 shares in the tender offer, provided that the number of additional shares does not exceed 2% of our outstanding shares (approximately 1,875,000 shares) and we comply with applicable SEC rules. See Section 1 and Section 15.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

        Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Depositary, the Information Agent or the Trustee makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2.

        Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 11.

        If more than 23,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules) are properly tendered at or below the purchase price and not properly withdrawn in the tender offer, we will buy shares:

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  first, from all holders of "odd lots" of less than 100 shares (not including any equivalent shares held in our 401(k) Plan) who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

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  second, on a pro rata basis, from all other shareholders who properly tender shares at or below the purchase price selected by us (except for shareholders who tendered conditionally as described in Section 6, and whose condition was not satisfied); and

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  third, only if necessary to permit us to purchase 23,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules), from holders who have tendered shares at or below the purchase price conditionally (but whose condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders who tender their shares conditionally must have tendered all of their shares.

Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1 and Section 6 for additional information concerning priority, proration and conditional tender procedures.

        If you tender shares in the offer, your tender will include a tender of the common stock purchase rights associated with your tendered shares. No separate consideration will be paid for these rights.

        We will pay the purchase price net to the tendering shareholders in cash, without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares in the tender offer. If you hold your shares through brokers, dealers, commercial banks, trust companies or other nominees, we urge you to consult such nominees to determine whether transaction costs may apply if you tender shares through them and not directly to the Depositary. If a tendering shareholder fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal, that shareholder may be subject to United States federal income tax backup withholding of 28% of the gross proceeds payable to the tendering shareholder in the tender offer. Non-United States shareholders should consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 14 regarding certain tax consequences of the tender offer.

        Participants in our 401(k) Plan may direct the Trustee of the plan to tender some or all of the shares held for the participant's account by following the instructions in the green "Letter to Participants in the OfficeMax Common Stock Fund of the OfficeMax Savings Plan" furnished separately and returning the yellow Trustee Direction Form to the Depositary, who will forward the instructions to the Trustee. If the Depositary has not received a participant's instructions by 5:00 p.m., New York City time, on Monday, April 25, 2005, the Trustee will not tender any shares held on behalf of that participant in the plan. See Section 3.

        We will pay all fees and expenses incurred in connection with the tender offer by the Trustee, the Depositary, the Information Agent and the Dealer Manager. See Section 16.

        As of March 29, 2005, we had 93,852,590 issued and outstanding shares of common stock, 17,909 shares held in treasury, and approximately 6,480,298 shares reserved for issuance under our equity incentive plans. The 23,500,000 shares that we are offering to purchase in the tender offer represent approximately 25% of our shares issued and outstanding on that date. Our shares are listed and traded on the NYSE under the symbol "OMX." On March 29, 2005, the last full trading day prior to the announcement of our intention to commence the tender offer, the last reported sale price of our shares of common stock on the NYSE Composite Tape was $33.21 per share. We urge our shareholders to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE OFFER

1.     NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE

        On the terms and subject to the conditions of the tender offer, we will purchase up to 23,500,000 shares of our common stock (including the associated common stock purchase rights), or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the expiration date, at a price not greater than $34.00 nor less than $30.00 per share, net to the seller in cash, without interest.

        The term "expiration date" means 5:00 p.m., New York City time, on Thursday, April 28, 2005, unless we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the tender offer.

        If the tender offer is over-subscribed, shares tendered at or below the purchase price prior to the expiration date will be subject to proration, except for "odd lots." The proration period and withdrawal rights also expire on the expiration date.

        If we:

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  increase the price to be paid for shares above $34.00 per share or decrease the price to be paid for shares below $30.00 per share, or

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  increase the number of shares that we may purchase by more than 2% of our outstanding shares, or

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  decrease the number of shares that we may purchase in the tender offer, and the tender offer is scheduled to expire sooner than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given to shareholders in the manner specified in Section 15, then the tender offer will be extended until the expiration of such ten business day period. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

        In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the purchase price determined in the tender offer (which could result in the tendering shareholder receiving a purchase price per share as low as $30.00), or (2) specify the price or prices, not greater than $34.00 nor less than $30.00 per share, at which they are willing to sell their shares to us in the tender offer.

        Promptly following the expiration date, we will determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $34.00 nor less than $30.00 per share, that will allow us to purchase 23,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules) or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares in the tender offer at the same purchase price.

        We will only purchase shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered at or below the purchase price. We will return all shares tendered and not purchased in the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration or because the condition of a conditional tender was not met, to the tendering shareholders at our expense promptly following the expiration date. By following the Instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Shareholders can also specify the order in which the specified portions of their shares will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased in the tender offer. If a shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

        We reserve the right, in our sole discretion, to purchase more than 23,500,000 shares in the tender offer. In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of our outstanding shares (approximately 1,875,000 shares) without amending or extending the tender offer. See Section 15.

  Priority of Purchases

        On the terms and subject to the conditions of the tender offer, if more than 23,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules) have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the expiration date, we will purchase properly tendered shares on the following basis:

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  First, we will purchase all shares properly tendered and not properly withdrawn by any "odd lot" holder (not including any equivalent shares held in our 401(k) Plan) who:

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  tenders all shares owned beneficially or of record by such odd lot holder at a price at or below the purchase price selected by us (an odd lot holder who tenders less than all of the shares owned by such holder will not qualify for this preference); and

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  completes the section entitled "Odd Lots" in the related Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

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  Second, we will purchase all other shares tendered at prices at or below the purchase price selected by us (except for shares tendered subject to the condition that a specified minimum number of the holder's shares be purchased as described in Section 6, and which condition was not satisfied), on a pro rata basis with appropriate adjustments to avoid purchases of fractional interests, as described below; and

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  Third, only if necessary to permit us to purchase 23,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules), we will select for purchase those shares that have been tendered conditionally at or below the purchase price selected by us (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

        Additional information on the "odd lot" preference and the manner of proration appears below.

  Odd Lots

        The term "odd lots" means all shares properly tendered at prices at or below the purchase price selected by us held by a shareholder, referred to as an odd lot holder, who owns beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in our 401(k) Plan) and so certifies in the appropriate place in the related Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares, or with respect to any shares held in our 401(k) Plan. By accepting the tender offer, an odd lot holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares on the NYSE. Any odd lot holder wishing to tender all of the odd lot holder's shares pursuant to the tender offer should complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  Proration

        If proration of tendered shares is required, we will determine the proration factor promptly after the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. After the expiration date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 14, the number of shares that we will purchase from a shareholder in the tender offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares.

2.     PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE TENDER OFFER

  Purpose of the Offer

        The tender offer is an element of our overall plan to change the business focus of the Company and to return excess capital to our shareholders. In October 2004, when we announced that we completed the sale of our paper, forest products and timberland assets, we indicated our intention to return part of the proceeds to holders of our common and preferred stock, either in the form of dividends or through stock repurchases.

        We believe that the modified "Dutch Auction" tender offer provides our shareholders with the opportunity to tender all or a portion of their shares and receive a return of capital if they so elect. It also provides a method for shareholders not participating in the tender offer to increase their relative percentage interest in us and our future operations at no additional cost. The tender offer also provides an opportunity to shareholders (particularly owners of relatively large numbers of shares) to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales. As a result, we believe that purchasing our own shares in this manner is an appropriate use of capital and an efficient means to provide value to our shareholders.

        Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Depositary, the Information Agent or the Trustee makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them.

        From time to time, the Company has been contacted by persons expressing an interest in discussing the possibility of a strategic combination with the Company and the Company has contacted other persons on its own behalf. Recently, a shareholder group expressed to the Company and publicly the group's view that the Company should pursue a sale of its individual businesses and recommended that the Company initiate a process to consider strategic alternatives. Our Board of Directors has reviewed expressions of interest that it has received from time to time as well as the filings and correspondences by the shareholder group. The Company is continuing to pursue the strategic business path it has been following. Nonetheless, the Company might consider other strategic paths in the future.

        Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 11.

  Certain Effects of the Tender Offer

        Upon the completion of the tender offer, non-tendering shareholders will own a greater percentage interest in our outstanding common stock, subject to our right to issue additional shares of common stock and other equity securities in the future.

        Following the completion of the tender offer, we may seek to acquire, in open market or other repurchase transactions, such additional number of shares, if any, as is necessary to enable us to repurchase an aggregate of up to $800,000,000 of shares (including the aggregate purchase price paid for the shares acquired in the tender offer). In addition, following the completion of the tender offer we may purchase "odd lot" shares pursuant to a repurchase program authorized by our Board of Directors in September 1995, as described in Section 11. However, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration date. Any purchases after completion of the tender offer may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of this tender offer.

        After the tender offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets will be adequate for our working capital needs. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner will not adversely affect our business in the future. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See "Forward-Looking Statements."

        Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

        The shares that we acquire in the tender offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further shareholder action (except as required by applicable law or NYSE rules) for all purposes, such as issuance under our stock option plans, the acquisition of other businesses or the raising of additional capital for use in our business.

3.     PROCEDURES FOR TENDERING SHARES

  Proper Tender of Shares

        For your shares (other than equivalent shares held in your 401(k) Plan account) to be tendered properly, the Depositary must receive all of the following before 5:00 p.m., New York City time, on the expiration date at one of the Depositary's addresses on the back cover of this Offer to Purchase:

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  one of: (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below, and

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  one of: (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile of it), including any required signature guarantees, (b) an "Agent's Message" as described below in the case of a book-entry transfer, or (c) a specific acknowledgement in the case of a tender through the Automated Tender Offer Program ("ATOP"), as described below, of the Book-Entry Transfer Facility, and

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  any other documents required by the Letter of Transmittal.

        If you want to tender your shares but you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you may still tender your shares if you comply with the guaranteed delivery procedure described below.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact the broker, dealer, commercial trust company or other nominee to find out their deadline.

        If you are a participant in our 401(k) Plan and wish to tender equivalent shares held in your 401(k) Plan account, you must return the yellow Trustee Direction Form to the Depositary, no later than 5:00 p.m., New York City time, on Monday, April 25, 2005. See "Procedures for Participants in Our 401(k) Plan" below.

        In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the section of the Letter of Transmittal captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered." You must check one, and only one, box in that section on each Letter of Transmittal. If you check more than one box or if you fail to check any box at all you will not have validly tendered your shares.

        If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section entitled "Shares Tendered at Price Determined in the Tender Offer" in the section in the Letter of Transmittal captioned "Price (in Dollars) Per Share at which Shares are Being Tendered." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will be available for purchase at the minimum price of $30.00 per share and, as a result, it is possible that this election could result in your shares being purchased at the minimum price of $30.00 per share.

        If you wish to indicate a specific price at which your shares are being tendered, you should check the applicable price box in the section entitled "Shares Tendered at Price Determined by Shareholder" in the section in the Letter of Transmittal captioned "Price (in Dollars) Per Share at which Shares are Being Tendered." You should be aware that this election could mean that none of the shares tendered at a price chosen by you will be purchased if that price is higher than the purchase price we eventually select after the expiration date. If you want to tender shares at more than one price, you must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price.

        Odd lot holders who tender all of their shares must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the preferential treatment available to odd lot holders described in Section 1.

        If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee in order to tender your shares, and you are urged to consult your nominee to determine whether you will be charged a fee to tender shares through the nominee.

  Guaranteed Delivery

        If you want to tender your shares but (i) your certificates for the shares are not immediately available, cannot be delivered to the Depositary within the required time, or cannot be transferred pursuant to the procedure for book-entry transfer on a timely basis; or (ii) your other required documents cannot be delivered to the Depositary by the expiration date, you may still tender your shares if all of the following conditions are satisfied:

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  The tender is made by or through an Eligible Institution (as defined below in the subsection under the caption "Endorsements and Signature Guarantees").

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  The Depositary receives a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with the Offer to Purchase, including (where required) a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery, before the expiration date.

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  The certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through ATOP of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery must be delivered by hand, mail or overnight courier to the Depositary.

  Restricted Shares

        Shareholders to whom restricted shares have been issued under the OfficeMax Incentive and Performance Plan will not be able to tender such shares unless the restrictions on transfer of those shares (imposed by the plan or by the relevant award agreement relating to those shares) have expired. If you hold shares on which the transfer restrictions have expired, you may tender some or all of such shares in accordance with the procedures described above. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer.

  OfficeMax Stock Options

        We are not offering in the tender offer to purchase any stock options outstanding, and tenders of stock options will not be accepted. Holders of vested stock options who wish to participate in the tender offer may exercise their options and purchase shares, and then tender the shares in the tender offer, provided that any exercise of a stock option and tender of shares comply with applicable law and the terms of the applicable plan and option agreements. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise and tendered in the tender offer are not purchased by us for any reason. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer.

  Procedures for Participants in Our 401(k) Plan

        If you are a participant in our 401(k) Plan, you may instruct State Street Bank and Trust Company, which as trustee is the record owner of the shares held in the 401(k) Plan, to tender some or all of the equivalent shares allocated to your account by completing a yellow Trustee Direction Form in accordance with the instructions in the green "Letter to Participants in the OfficeMax Common Stock Fund of the OfficeMax Savings Plan" furnished separately, and returning it to the Depositary, in accordance with those instructions. Your equivalent shares on a particular day are approximately equal to the total market value of your Common Stock Fund balance divided by the closing market price per share of our common stock on that day. The number of equivalent shares so determined is approximate as the Common Stock Fund holds a small percentage of the portfolio in cash for liquidity purposes. All documents furnished to shareholders generally in connection with the tender offer will be made available to participants whose plan accounts are credited with shares of common stock. Participants in the 401(k) Plan cannot use the blue Letter of Transmittal to direct the tender of equivalent shares held in the plan, but must use the yellow Trustee Direction Form included with the separate instruction letter sent to them. Participants in our 401(k) Plan who also hold shares outside of the 401(k) Plan, however, must use the blue Letter of Transmittal to tender shares held outside of the 401(k) Plan and must complete the yellow Trustee Direction Form according to the instructions in the "Letter to Participants in the OfficeMax Common Stock Fund of the OfficeMax Savings Plan" to tender equivalent shares held in the 401(k) Plan.

        Our 401(k) Plan is prohibited from selling equivalent shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the 401(k) Plan elects to tender equivalent shares at a price that is lower than the prevailing market price of our common stock at the expiration of the tender offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the expiration date. This could result in such equivalent shares not being purchased in the tender offer.

        We have been advised that if the Depositary has not received a participant's instructions at least four business days prior to the expiration date, it will not be able to give the instructions to the Trustee to tender equivalent shares held on behalf of the participant in a timely manner. The tender offer is scheduled to expire on Thursday, April 28, 2005. Therefore, unless the tender offer is extended, the yellow Trustee Direction Form must be received by the Depositary no later than 5:00 p.m., New York City time, on Monday, April 25, 2005.

        The proceeds received by the 401(k) Plan from any tender of equivalent shares from a participant's plan account will be deposited in the participant's 401(k) Plan and invested in the 401(k) Plan's Stable Value Fund until the participant allocates the proceeds among the various investment funds under the 401(k) Plan in the usual manner.

        We urge participants in our 401(k) Plan to read the separate green instruction letter and related materials carefully.

  Endorsements and Signature Guarantees

        Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an Eligible Institution, as defined below. No endorsement or signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the shares tendered (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate or certificates for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" in the Letter of Transmittal; or

  •
  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

See Instruction 1 of the Letter of Transmittal.

        On the other hand, if a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature on the Letter of Transmittal and on the certificate or stock power guaranteed by an Eligible Institution.

  Method of Delivery

        Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility, as described below), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of it), including any required signature guarantees, an Agent's Message in the case of a book-entry transfer or a specific acknowledgement in the case of a tender through ATOP, and any other documents required by the Letter of Transmittal.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

        ALL DELIVERIES IN CONNECTION WITH THE TENDER OFFER, INCLUDING LETTERS OF TRANSMITTAL AND CERTIFICATES FOR SHARES AND THE YELLOW TRUSTEE DIRECTION FORMS, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE INFORMATION AGENT, THE BOOK-ENTRY TRANSFER FACILITY, THE TRUSTEE, OR THE DEALER MANAGER. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT, THE BOOK-ENTRY TRANSFER FACILITY, THE TRUSTEE OR THE DEALER MANAGER WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Delivery

        The Depositary will establish an account with respect to the shares for purposes of the tender offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of it), with any required signature guarantees, an Agent's Message in the case of a book-entry transfer or a specific acknowledgement in the case of a tender through ATOP, and any other required documents must be transmitted to and received by the Depositary at one of its addresses on the back cover of this Offer to Purchase before the expiration date or (b) the guaranteed delivery procedures described above must be followed.

        DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry transfer confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Participants in the Book-Entry Transfer Facility also may tender their shares in accordance with ATOP to the extent it is available to them for the shares they wish to tender. A shareholder tendering through ATOP must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against that shareholder.

  Return of Unpurchased Shares

        If any tendered shares are not purchased in the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a shareholder's certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the tender offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

        All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any of the conditions of the tender offer, which waiver will apply to all properly tendered shares. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular shares or any particular shareholder. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent or the Trustee nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notification.

  Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement

        A tender of our common stock pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder's representation and warranty to us that (1) the shareholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the common stock, or equivalent securities at least equal to the common stock, being tendered, and (2) the tender of common stock complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender common stock for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of common stock tendered in (a) common stock or (b) other securities convertible into or exchangeable or exercisable for common stock and, upon acceptance of the tender, will acquire the common stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common stock in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to a tender on behalf of another person. Our acceptance for payment of common stock tendered pursuant to the tender offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the tender offer.

  United States Federal Income Tax Backup Withholding

        Unless an exemption applies under applicable law and regulations, 28% of the gross proceeds payable to a tendering shareholder or other payee in the tender offer must be withheld and remitted to the IRS, unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering shareholder that is a United States Holder (as described in Section 14) should complete and sign the Substitute Form W-9 included with the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If a United States Holder does not provide the Depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as described in Section 14)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or a successor form), signed under penalties of perjury, attesting to that shareholder's exempt status. This form can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.

  Withholding for Non-United States Holders

        Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or its agent unless the Depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are generally attributable to the United States permanent establishment maintained by such Non-United States Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or a successor form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds received in the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or a successor form). A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or its successor form) will generally be required to file a United States federal income tax return and generally will be subject to United States federal income tax on income derived from the sale of shares in the tender offer in the manner and to the extent described in Section 14 as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a shareholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI, or in each case a successor form) unless facts and circumstances indicate that reliance is not warranted.

        A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

        Non-United States Holders are urged to consult their tax advisors regarding the application of United Stated federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

  Lost or Destroyed Certificates

        Shareholders whose certificates for part or all of their shares have been lost, destroyed or stolen should complete the Letter of Transmittal, checking the box for "Lost Certificates," and deliver the completed Letter of Transmittal to the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase. Upon receipt of your Letter of Transmittal, the Depositary will provide you with instructions on how to obtain a replacement certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, or destroyed or mutilated certificates have been followed. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. There may be a fee and additional documents may be required to replace lost certificates. You are urged to send the properly completed Letter of Transmittal to the Depositary promptly to ensure timely processing of documentation. If you have questions, you may contact the Depositary at (800) 380-1372.

4.     WITHDRAWAL RIGHTS

        Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered in the tender offer may be withdrawn at any time before the expiration date and, unless previously accepted for payment by us in the tender offer, may also be withdrawn at any time after Wednesday, May 25, 2005.

        For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

        We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent or the Trustee nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notification.

        Participants in our 401(k) Plan who wish to withdraw their equivalent shares must follow the instructions found in the green "Letter to Participants in the OfficeMax Common Stock Fund of the OfficeMax Savings Plan" sent to them separately. Please note that, in order to timely withdraw their equivalent shares, participants in the 401(k) Plan must submit a new Trustee Direction Form no later than 5:00 p.m., New York City time, on Monday, April 25, 2005, unless we extend the offer, in which case such new Trustee Direction Form must be received no later than 5:00 p.m. on the fourth business day prior to the expiration of the tender offer as extended.

        Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be re-tendered before the expiration date by again following one of the procedures described in Section 3.

        If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

        Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

5.     PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

        Promptly following the expiration date, we will:

  •
  determine the purchase price we will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares tendered and the prices specified by tendering shareholders; and

  •
  accept for payment and pay for (and thereby purchase) up to 23,500,000 shares (or such additional number of shares as we may elect to purchase, subject to applicable SEC rules) properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date.

        For purposes of the tender offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the purchase price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment in the tender offer.

        Promptly after the expiration date, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment in the tender offer. In all cases, payment for shares tendered and accepted for payment in the tender offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

  •
  certificates for shares or a timely book-entry confirmation of the deposit of shares into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of it), an Agent's Message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP; and

  •
  any other required documents.

        We will pay for shares purchased in the tender offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders (or, in the case of participants in the 401(k) Plan, to the Trustee for deposit in the appropriate plan account).

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders whose conditions have not been met, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering shareholder (or such other person as indicated by the tendering shareholder in the Letter of Transmittal) at our expense promptly after the expiration date. Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the other person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 9 of the Letter of Transmittal.

        Any tendering United States Holder or other payee who fails to complete, sign and return to the depositary the Substitute Form W-9 included with the letter of transmittal may be subject to United States federal income tax backup withholding on the gross proceeds paid to the United States Holder or other payee pursuant to the tender offer. See Section 3. Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 14.

6.     CONDITIONAL TENDER OF SHARES

        Subject to the exception for odd lot holders as discussed in Section 1, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. We make the conditional tender alternative available so that a shareholder may seek to structure the purchase of shares from the shareholder in the tender offer in such manner that it will be treated as a sale of the shares by the shareholder, rather than the payment of a dividend to the shareholder, for United States federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must check the appropriate box in the section captioned "Conditional Tender" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial or tax advisors.

        If you wish to make a conditional tender, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the expiration date, if more than 23,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules) are properly tendered and not properly withdrawn, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense promptly after the expiration date.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 23,500,000 (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules), then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase 23,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

        A conditional tender may result in none of your shares being purchased even if you tender your shares at or below the purchase price selected by us.

7.     CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the tender offer and before the expiration date any of the following events has occurred (or has been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the tender offer or with acceptance for payment:

  •
  there has been instituted, or is pending, or we have received notice of, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that:

  •
  challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of, the tender offer, the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer; or

  •
  in our judgment, could reasonably be expected to materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of our business or the business of any of our subsidiaries or materially impair the benefits of the tender offer to us;

  •
  there has been any action pending or taken, or we have received notice of any action, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our judgment, could reasonably be expected to:

  •
  make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the tender offer;

  •
  delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares; or

  •
  materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of our or any of our subsidiaries' business or materially impair the benefits of the tender offer to us;

  •
  there has occurred any of the following:

  •
  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  the commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism;

  •
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our judgment, could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;

  •
  any material change in the market price of our common stock or in the market prices of equity securities generally in the United States, any significant increase in the interest rate, distribution rate or other significant change in the terms for debt security offerings in the United States; or any changes in the general political, market, economic or financial conditions in the United States or abroad that, in our judgment, could reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the tender offer to us; or

  •
  in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

  •
  we learn that:

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC before the commencement of the tender offer); or

    •
    any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before the commencement of the tender offer, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

  •
  any change or changes have occurred, or as to which we have received notice, in our or any of our subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our judgment, could reasonably be expected to materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of our business or the business of any of our subsidiaries or have a material adverse effect on the benefits of the tender offer to us as described in Section 2, "Purpose of the Offer; Certain Effects of the Offer-Purpose of the Offer;" or

  •
  we determine that the consummation of the tender offer and the purchase of the shares is reasonably likely to cause the shares of our common stock to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time prior to the expiration of the tender offer, in our reasonable discretion and to the extent permitted by applicable law; all conditions must be satisfied or waived prior to the expiration of the tender offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the tender offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date of the tender offer. Any determination by us concerning the events described above will be final and binding on all parties.

8.     PRICE RANGE OF SHARES; DIVIDENDS; OUR RIGHTS AGREEMENT

  Share Prices; Dividends

        Our common stock is listed and traded on the NYSE under the trading symbol "OMX." The following table sets forth, for the fiscal quarters indicated, the high and low reported sale prices of our common stock on the NYSE and dividends declared.

	HIGH	LOW	CASH DIVIDENDS DECLARED
2003
First Quarter	$28.15	$20.72	$.15
Second Quarter	26.30	21.48	.15
Third Quarter	29.20	21.48	.15
Fourth Quarter	32.89	26.96	.15
2004
First Quarter	35.26	30.64	.15
Second Quarter	38.01	32.29	.15
Third Quarter	37.75	30.14	.15
Fourth Quarter	35.21	28.58	.15
2005
First Quarter (through March 29, 2005)	34.84	27.82	.15

        On March 29, 2005, the last full trading day prior to commencement of the tender offer, the last reported sale price of our common stock on the NYSE was $33.21. We urge shareholders to obtain current market quotations for the shares.

  Rights Agreement

        We have had a shareholder rights plan since January 1986. Our current plan, as amended and restated, took effect in December 1998. At that time, the rights under the previous plan expired, and we distributed to common stockholders one new right for each common share held. The rights become exercisable ten days after a person or group acquires 15% of our outstanding voting securities or ten business days after a person or group commences or announces an intention to commence a tender or exchange offer that could result in the acquisition of 15% of these securities. Each full right, if it becomes exercisable, entitles the holder to purchase one share of common stock at a purchase price of $175 per share, subject to adjustment. Upon payment of the purchase price, the rights may "flip in" and entitle holders to buy common stock or "flip over" and entitle holders to buy common stock of an acquiring entity in such amount that the market value is equal to twice the purchase price. The rights are nonvoting and may be redeemed by the Company for one cent per right at any time prior to the tenth day after an individual or group acquires 15% of our voting stock, unless extended. The rights expire in 2008. Additional details are set forth in the Renewed Rights Agreement filed with the SEC as Exhibit 4.3 with our Form 10-K for the year ended December 31, 2003.

9.     SOURCE AND AMOUNT OF FUNDS

        Assuming that we purchase 23,500,000 shares in the tender offer at the maximum specified purchase price of $34.00 per share, $799 million will be required to purchase such shares. We expect that the maximum aggregate costs, including all fees and expenses applicable to the tender offer, will be approximately $808 million, which we expect to pay from available cash on hand and, if necessary, by drawing on available lines of credit. Our credit arrangements are described in the section captioned "Liquidity and Capital Resources—Financing Activities—Credit Agreements" in

Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Annual Report on Form 10-K for the year ended December 31, 2004, which description is incorporated herein by reference.

10.  CERTAIN INFORMATION CONCERNING US

  Company Overview

        OfficeMax is a leader in both business-to-business and retail office products distribution. We provide office supplies and paper, print and document services, technology products and solutions and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by approximately 41,000 associates through direct sales, catalogs, the Internet and 935 superstores. Our common stock trades on the New York Stock Exchange under the ticket symbol OMX, and our corporate headquarters is in Itasca, Illinois.

        OfficeMax Incorporated (formerly Boise Cascade Corporation) was organized as Boise Payette Lumber Company, a Delaware corporation, in 1931 as a successor to an Idaho corporation formed in 1913. In 1957, our name was changed to Boise Cascade Corporation. On December 9, 2003, Boise Cascade Corporation acquired 100% of the voting securities of OfficeMax, Inc. That acquisition more than doubled the size of our office products distribution business and expanded that business into the retail channel. In connection with the sale of our paper, forest products and timberland assets described below, the Company's name was changed from Boise Cascade Corporation to OfficeMax Incorporated, and the names of our office products segments were changed from Boise Office Solutions to OfficeMax, Contract and OfficeMax, Retail. The Boise Cascade Corporation and Boise Office Solutions names were used in documents furnished to or filed with the SEC prior to the sale.

        On October 29, 2004, we sold our paper, forest products and timberland assets to affiliates of Boise Cascade, L.L.C., a new company formed by Madison Dearborn Partners LLC (the "Sale"). The Sale did not include our facility near Elma, Washington. With the Sale, we completed the Company's transition, begun in the mid-1990s, from a predominately manufacturing-based company to an independent office products distribution company.

        Our principal executive offices are located at 150 Pierce Road, Itasca, Illinois 60143-1290, and our telephone number is (630) 773-5000.

  Where You Can Find More Information About Us

        We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer. These reports, statements and other information are available, free of charge, on our website at www.officemax.com, under "About us—Investors—SEC filings." They also can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1 (800) SEC-0330.

  Incorporation by Reference

        The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us. We incorporate by reference the following documents.

  •
  Annual Report on Form 10-K for the year ended December 31, 2004, as filed on March 16, 2005, as amended by Amendment No. 1 on Form 10-K/A filed on March 24, 2005 (the "2004 Annual Report");

  •
  Current Reports on Form 8-K filed on January 6, 2005, January 13, 2005, February 16, 2005 and March 17, 2005.

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 150 Pierce Road, Itasca, Illinois 60143-1290, telephone: (630) 773-5000, Attention: Investor Relations. Please be sure to include your complete name and address in your request.

11.  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

  Shares Outstanding

        As of March 29, 2005, we had 93,852,590 issued and outstanding shares of common stock, 17,909 shares held in treasury, and approximately 6,480,298 shares reserved for issuance under our equity incentive plans. The 23,500,000 shares that we are offering to purchase in the tender offer represent approximately 25% of our shares issued and outstanding on that date.

  Interests of Directors and Executive Officers

        As of December 31, 2004, our current directors and executive officers as a group (17 individuals) beneficially owned 2,499,944 shares, or approximately 2.66% of the total outstanding shares of our common stock on March 29, 2005. This includes only our current executive officers and directors and excludes certain officers who were executive officers at year end but are no longer executive officers. Assuming we purchase 23,500,000 shares in the tender offer, these 17 individuals as a group will beneficially own approximately 3.55% of the total outstanding shares of our common stock after the completion of the tender offer (assuming that their holdings have not changed since December 31, 2004). Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer.

        The following table sets forth, as to each of our current directors and executive officers, the number and percentage of shares beneficially owned as of December 31, 2004. The last column of the table below reflects ownership percentages after giving effect to the tender offer, assuming we purchase 23,500,000 shares and that none of our directors or executive officers tenders any shares. The address for each person set forth below is the Company's address: 150 Pierce Road, Itasca, Illinois 60143-1290.

Beneficial Owner	Amount of Beneficial Ownership	Percent of Class	Percentage of Common Stock Beneficially Owned After Tender Offer (with above stated assumptions)
Directors(1)
Warren F. Bryant	1,472	*	*
Brian C. Cornell	1,415	*	*
Claire S. Farley	18,927	*	*
Rakesh Gangwal	20,372	*	*
Edward E. Hagenlocker	13,657	*	*
George J. Harad	1,720,693	1.83%	2.45%
Gary G. Michael	20,297	*	*
A. William Reynolds	38,861	*	*
Francesca Ruiz de Luzuriaga	18,582	*	*
Jane E. Shaw	28,402	*	*
David M. Szymanski	1,415	*	*
Carolyn M. Ticknor	11,585	*	*
Ward W. Woods	45,838	*	*
Other Executive Officers(2)
Theodore Crumley	471,326	*	*
Michael D. Rowsey	66,409	*	*
Ryan T. Vero	13,201	*	*
Phillip P. DePaul	7,492	*	*
All current directors and executive officers as a group(1)(2)(3)	2,499,944	2.66%	3.55%

*
Less than 1% of class

(1)
Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan ("DSCP"), Director Stock Option Plan ("DSOP"), and OfficeMax Incentive and Performance Plan. The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Ms. Farley, 5,670 shares; Ms. Ruiz de Luzuriaga, 3,997 shares; Ms. Shaw, 10,817 shares; and Messrs. Bryant, 387 shares; Gangwal, 6,787 shares; Hagenlocker, 72 shares; Michael, 1,481 shares; Reynolds, 11,276 shares; Woods, 18,253 shares; and directors as a group, 58,740 shares. The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: Ms. Farley, 6,500 shares; Ms. Ruiz de Luzuriaga, 9,500 shares; Ms. Shaw, 13,500 shares; Ms. Ticknor, 6,500 shares; and Messrs. Gangwal, 9,500 shares; Hagenlocker, 9,500 shares; Michael, 7,500 shares; Reynolds, 13,500 shares; Woods, 13,500 shares; and directors as a group, 89,500 shares. The number of shares subject to options under the OfficeMax Incentive and Performance Plan included in the beneficial ownership table is as follows: Ms. Farley, 3,000 shares; Ms. Ruiz de Luzuriaga, 3,000 shares; Ms. Shaw, 3,000 shares; Ms. Ticknor, 3,000 shares; and Messrs. Gangwal, 3,000 shares; Hagenlocker, 3,000 shares; Michael, 3,000 shares; Reynolds, 3,000 shares; Woods, 3,000 shares; and directors as a group, 27,000 shares. The number of restricted shares granted under the OfficeMax Incentive and Performance Plan included in the beneficial ownership table is as follows: Ms. Farley, 1,085 shares; Ms. Ruiz de Luzuriaga, 1,085 shares; Ms. Shaw, 1,085 shares; Ms. Ticknor, 1,085 shares; and Messrs. Bryant, 1,085 shares; Cornell, 1,415 shares; Gangwal, 1,085 shares; Hagenlocker, 1,085 shares; Michael, 1,085 shares; Reynolds, 1,085 shares; Szymanski, 1,415 shares; Woods, 1,085 shares; and directors as a group, 13,680 shares.

(2)
The beneficial ownership for these executive officers includes all shares held of record or in street name, plus options previously granted but unexercised under the Key Executive Stock Option Plan, which was replaced by the OfficeMax Incentive and Performance Plan; interests in shares of common stock held in the OfficeMax Common Stock Fund by the Trustee of our 401(k) Plan, a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code; deferred stock units held under the 2001 Key Executive Deferred Compensation Plan; and restricted stock and restricted stock units granted under the OfficeMax Incentive and Performance Plan. The executive officers may vote the restricted stock but may not sell or transfer it during the maximum three-year restriction period. The restricted stock units do not have voting rights. The following table indicates the nature of each of the following named executives' stock ownership and also shows the number of shares of convertible preferred stock, Series D, held in the Employee Stock Ownership Plan ("ESOP") Fund of the 401(k) Plan, which are not included in the beneficial ownership table. State Street Bank and Trust Company, 225 Franklin Street, Boston, MA 02110, as Trustee of the ESOP, owns 100% of the Company's outstanding convertible preferred stock, Series D.

	Common Shares Owned	Unexercised Option Shares	Restricted Stock/Units	Deferred Stock Units	Savings Plan Shares	ESOP (Preferred Stock)
George J. Harad	6,611	1,393,900	260,300	49,403	10,479	874
Theodore Crumley	1,247	369,500	74,200	4,271	22,108	885
Michael D. Rowsey	7,800	30,300	24,885	3,424	0	108
Ryan T. Vero	2,280	0	10,114	0	807	0
Phillip P. DePaul	781	0	6,333	0	378	0
Executive officers as a group (5 persons)	18,719	1,793,700	375,832	57,098	33,772	1,867
(3)
None of our executive officers (either individually or as a group) owns more than 1% of the Company's Series D Preferred Stock (ESOP).

  Agreements, Arrangements or Understandings Concerning Shares

        Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares of common stock during the past 60 days, except for (i) customary and ongoing purchases of shares through reinvestment of dividends under our Dividend Reinvestment and Stock Purchase Plan and purchases under our 401(k) Plan, (ii) the purchases under our odd lot repurchase program described below, and (iii) the receipt of restricted stock unit grants under the OfficeMax Incentive and Performance Plan, as described below.

        In September 1995, our Board of Directors authorized the purchase of up to 4,300,000 shares of our common stock. As part of this authorization, we repurchase odd lot shares from shareholders wishing to exit their holdings in our common stock. We have repurchased 47,887 shares under this program, including 253 shares repurchased by us in the past 60 days, as described in the following table:

Date	Shares purchased	Average price per share
February 10, 2005	15	$31.33
February 10, 2005	32	31.33
February 10, 2005	3	31.33
February 10, 2005	100	31.33
February 10, 2005	3	31.33
March 10, 2005	36	33.96
March 10, 2005	58	33.96
March 10, 2005	6	33.96

        We retire the shares that we purchase under the "odd lot" repurchase program. This program will be suspended during the tender offer period until at least ten business days after the expiration date, and otherwise will remain in effect until it is either terminated or suspended by our Board of Directors.

        On March 16, 2005, the executive officers listed below received grants of restricted stock units in the amounts indicated pursuant to the OfficeMax Incentive and Performance Plan.

Name of Officer	Date of Grant	Number of Restricted Stock Units Acquired
Phillip P. DePaul	3/16/05	7,410
Michael D. Rowsey	3/16/05	24,930
Ryan T. Vero	3/16/05	17,950

        Except for the outstanding stock options and other stock-based awards granted to our directors, executive officers and other employees pursuant to our various equity incentive plans, which are described in Note 17 to the financial statements contained in our 2004 Annual Report, and which description is incorporated herein by reference, and except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        For more information regarding the terms of our equity incentive plans and other management contracts, compensatory plans and arrangements, we refer you to the documents filed as Exhibits (d)(2) through (d)(39) to the Schedule TO filed by OfficeMax on March 30, 2005, as the same may be amended from time to time, which are incorporated herein by reference.

12.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

        Our purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. We anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares in the tender offer will cause our remaining outstanding shares of common stock to be delisted from the NYSE.

        Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

        Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of our shares pursuant to the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

        We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

        As discussed in Section 7, our obligation to accept for payment and pay for shares tendered in the tender offer is subject to conditions.

14.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a description of certain United States federal income tax consequences of the tender offer to shareholders whose shares are properly tendered and accepted for payment in the tender offer. The discussion is based on current law, which is subject to change, possibly with retroactive effect. Moreover, it addresses only shareholders who hold shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the "Code") and does not address all of the tax consequences that may be relevant to a particular shareholder in light of the shareholder's particular circumstances, or the tax consequences to certain types of shareholders subject to special treatment under United States federal income tax laws (such as certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, employee benefit plans, personal holding companies, persons who hold shares as a position in a straddle or as a part of a hedging, conversion or constructive sale transaction for United States federal income tax purposes, or persons who received their shares through the exercise of employee stock options or otherwise as compensation). The discussion also does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States Federal income tax considerations, that may be applicable to specific shareholders.

        In addition, if a shareholder is a partnership (including any entity treated as a partnership for United States federal income tax purposes), the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the tender offer.

        Participants in our 401(k) Plan should see the green "Letter to Participants in the OfficeMax Common Stock Fund of the OfficeMax Savings Plan" for a discussion of the tax consequences applicable to them.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE TENDER OFFER.

        For purposes of this summary, a "United States Holder" is a beneficial owner of shares that for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation or partnership (or other entity taxable as a corporation or partnership) created or organized in or under the laws of the United States or any State or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for federal income tax purposes.

        A "Non-United States Holder" is a beneficial owner of shares other than a United States Holder.

  United States Holders

        Sale and Exchange.    An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. If an exchange of shares for cash by a United States Holder pursuant to the tender offer is treated as a sale or exchange of such shares for United States federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the United States Holder's adjusted tax basis in the shares purchased by us. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeds one year. The deductibility of capital losses may be subject to limitations.

        The receipt of cash by a shareholder pursuant to the tender offer will be treated as a sale or exchange for United States federal income tax purposes if the exchange:

  •
  is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code;

  •
  is a "substantially disproportionate" redemption with respect to the holder under Section 302(b)(2) of the Code; or

  •
  results in a "complete termination" of the holder's stock interest in OfficeMax under Section 302(b)(3) of the Code.

        In determining whether any of these tests has been met, a United States Holder must take into account not only shares the holder actually owns, but also shares the holder constructively owns within the meaning of Section 318 of the Code (including shares that are owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as shares that may be acquired through options that the holder owns).

        A distribution to a shareholder will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in OfficeMax. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder's proportionate interest will depend on the shareholder's particular facts and circumstances. If, however, as a result of an exchange of shares for cash pursuant to the tender offer, a United States Holder whose relative stock interest (actual or constructive) in OfficeMax is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in OfficeMax (including any ownership of shares constructively owned), the holder generally should be regarded as having suffered a "meaningful reduction" in its interest in OfficeMax.

        Satisfaction of the "substantially disproportionate" and "complete termination" exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a shareholder will be "substantially disproportionate" if the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the tender offer (treating shares exchanged pursuant to the tender offer as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the tender offer as outstanding), and immediately following the exchange the shareholder actually and constructively owns less than 50% of the total combined voting power of OfficeMax.

        A distribution to a shareholder will result in a "complete termination" if either (1) all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the tender offer or (2) all of the shares actually owned by the shareholder are exchanged pursuant to the tender offer and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code.

        Contemporaneous dispositions or acquisitions of stock by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code are satisfied. Each shareholder should be aware that because proration may occur in the tender offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the tender offer, fewer than all of such shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the tender offer will meet any of the three tests under Section 302 of the Code.

        In consulting with their tax advisors, shareholders should strongly consider the advisability of conditioning the purchase of their tendered shares in the tender offer upon our purchase of all or a sufficient number of shares actually and constructively owned by such holder if necessary to produce the desired tax treatment.

        Dividend.    If a United States Holder's receipt of cash attributable to an exchange of shares for cash in the tender offer does not meet one of the tests of Section 302 of the Code described above, then the cash received by such holder in the tender offer will be treated as a dividend to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% of the dividends a holder is deemed to have received in the tender offer. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in its OfficeMax shares. Any remaining amount after the United States Holder's tax basis in both the stock exchanged in the tender offer and the stock retained by the United States Holder, if any, has been reduced to zero will be taxable as capital gain (which will be long-term capital gain if the holder has held the shares for more than one year at the time of the exchange). The United States Holder's tax basis (after the adjustment described in the previous sentence) in the stock exchanged in the tender offer generally will be transferred to any of its remaining stock in OfficeMax, subject to, in the case of corporate shareholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. If the United States Holder does not retain any actual stock ownership in OfficeMax (having a stock interest only constructively), the holder may lose the benefit of the holder's adjusted tax basis in its shares. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of Section 1059 of the Code.

  United States Federal Income Tax Information Reporting And Backup Withholding

        Payments made to holders in the tender offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to withhold 28% of the amount of the purchase price paid to certain shareholders (who are not "exempt" recipients) in the tender offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such shareholder's taxpayer identification number and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such shareholder is not subject to backup withholding. See Instructions 14 and 15 of the Letter of Transmittal.

        Certain "exempt" recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to that shareholder's exempt status. This statement can be obtained from the Depositary. See the Instructions to the Letter of Transmittal.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the shareholder's United States federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury regulations.

  Non-United States Holders

        If the exchange is characterized as a sale (as opposed to a dividend) with respect to a Non-United States Holder, the holder generally will not be subject to United States federal income tax, and therefore may be entitled to a refund of the tax withheld by the Depositary with respect to the exchange unless:

  •
  the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

  •
  in the case of a non-resident alien individual who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

  •
  we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

        We do not believe that we have been or currently are a "U.S. real property holding corporation."

  Withholding For Non-United States Holders

        The Depositary generally will treat the cash received by a Non-United States Holder participating in the tender offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-United States Holder or the holder's agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States.

        In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States, a Non-United States Holder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor forms as the IRS designates). The Depositary will determine a shareholder's withholding status based on such forms or other statements, unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a United States federal income tax return and will be subject to United States federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in this Section 14 as if it were a United States Holder (and for certain corporate holders under certain circumstances, such holders will be subject to the branch profits tax).

        A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets those tests described in this Section 14 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

        Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

  Tax Return Disclosure and Investor List Requirements

        Tax regulations require a taxpayer who recognizes certain kinds of losses to report the transaction and certain other information on IRS Form 8886. The reporting requirements do not apply unless such loss is $2 million in the case of an individual, S corporation or trust, $10 million in the case of a corporation, $10 million in the case of a partnership composed only of corporations, and $2 million in the case of all other partnerships. Even if a loss is equal to or greater than the applicable threshold, the reporting requirements do not apply if the taxpayer's basis in its shares meets certain requirements. If the reporting requirements apply, the tax regulations also require any "material advisors" to maintain records (including participant lists) and furnish such records to the IRS on demand.

        You should consult your own tax advisors concerning whether the reporting requirements apply with respect to your exchange of shares.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

15.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

        We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also reserve the right, in our sole discretion, to terminate the tender offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the tender offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer). Amendments to the tender offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be publicly announced no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled or announced expiration date.

        Any public announcement made pursuant to the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than making a release through PR Newswire, Business Wire, Dow Jones News Service or another comparable service.

        If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule provides that if we:

  •
  increase or decrease the price to be paid for shares;

  •
  decrease the number of shares being sought in the tender offer; or

  •
  increase the number of shares being sought in the tender offer by more than 2% of the outstanding shares; and

the tender offer is scheduled to expire sooner than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then in each case the tender offer will be extended until the expiration of the period of ten business days. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.  FEES AND EXPENSES

        We have retained Goldman, Sachs & Co. to act as the Dealer Manager in connection with the tender offer. The Dealer Manager will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Manager for reasonable expenses incurred by the Dealer Manager in connection with the tender offer, including without limitation, the Dealer Manager's out-of-pocket expenses and the fees and disbursements of its counsel, and to indemnify and hold harmless the Dealer Manager against all losses, damages, liabilities or claims (or actions in respect thereof) that arise in connection with the tender offer, including liabilities under the federal securities laws. The Dealer Manager and its affiliates may actively trade our debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities. The Dealer Manager and its affiliates have provided in the past, and are currently providing, investment banking and financial advisory services to us and our affiliates. The Dealer Manager and its affiliates have and will receive customary fees for such services.

        We have retained D.F. King & Co., Inc. to act as Information Agent and Wells Fargo Shareowner Services to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. We will reimburse the Trustee for reasonable out-of-pocket expenses incurred in connection with the tender offer.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Depositary, the Information Agent, or the Trustee of our 401(k) Plan for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 9 in the Letter of Transmittal.

17.  MISCELLANEOUS

        We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction.

        Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the tender offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, YOU SHOULD NOT RELY ON THAT INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY, THE TRUSTEE OR THE INFORMATION AGENT.

March 30, 2005	OfficeMax Incorporated

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses included below. To confirm delivery of shares, shareholders should contact the Depositary.

The Depositary for the Tender Offer is:

Wells Fargo Shareowner Services

By Mail Wells Fargo Shareowner Services P.O. Box 64858 St. Paul, MN 55164-0858	By Hand or Overnight Courier Wells Fargo Shareowner Services Corporate Actions Department 161 North Concord Exchange South St. Paul, MN 55075 800-380-1372

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street
New York, NY 10005
Shareholders Outside the U.S. Please Call Collect 212-269-5550
All Others Please Call Toll Free: 800-347-4750

The Dealer Manager for the Tender Offer is:

Goldman, Sachs & Co.

85 Broad Street
New York, NY 10004
Attn: Equity Capital Markets
Call: 212-902-1000
Call toll-free: 800-323-5678

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE OFFER